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                                   EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                                     Three months ended
                                                          March 31,
                                                    2001            2000
                                                    ----            ----
Net earnings                                       $ 1,156        $10,655
                                                   =======        =======
Weighted average shares:
     Common shares outstanding                      63,254         63,239

     Common equivalent shares issuable
     upon exercise of employee stock
     options                                         1,352            811
                                                   -------        -------
Diluted weighted average shares                     64,606         64,050
                                                   =======        =======
Basic earnings per share                           $   .02        $   .17
                                                   =======        =======
Diluted earnings per share                         $   .02        $   .17
                                                   =======        =======